Exhibit 23.1

The accompanying consolidated financial statements give effect to a 2.7-for-1 reverse stock split of the common stock of US Foods Holding Corp. which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 2.7-for-1 reverse stock split of the common stock of US Foods Holding Corp. described in Note 24 to the consolidated financial statements and assuming that from March 29, 2016 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

May 13, 2016

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-209442 of our report dated March 29, 2016 (May     , 2016 as to the effects of the reverse stock split described in Note 24) relating to the consolidated financial statements of US Foods Holding Corp. and subsidiaries, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Chicago, Illinois

May     , 2016